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                                                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household International, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 relating to the offering by Household International Netherlands B.V. of up to $500,000,000 of Senior Notes and Warrants to Purchase Senior Notes, and the guarantee thereof by Household International, Inc., to be filed with the Securities and Exchange Commission on or about October 14, 1998, of our report dated June 30, 1998, included in Household International, Inc.'s Form 8-K dated September 1, 1998, and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN LLP

Chicago, Illinois
October 14, 1998